Exhibit 99.1
Prospectus Supplement

Interests in

FAIRPORT SAVINGS BANK 401(k) SAVINGS PLAN

Offering of Participation Interests in up to 281,276 Shares of

FSB COMMUNITY BANKSHARES, INC.
Common Stock

In connection with the adoption of a stock issuance plan, FSB Community Bankshares, Inc. is allowing participants in the Fairport Savings Bank 401(k) Savings Plan (the “Plan”) to invest all or a portion of their accounts in stock units representing an ownership interest in the common stock of FSB Community Bankshares, Inc. (the “Common Stock”). A “stock unit” equals one share in a newly created mutual fund, called the FSB Community Bankshares Stock Fund (the “Stock Fund”). Initially, the Stock Fund will consist solely of Common Stock. After the closing of the stock offering, a portion of the Stock Fund will be maintained in cash in order to facilitate transaction costs and liquidity.

FSB Community Bankshares, Inc. has registered a number of participation interests through the Plan in order to enable the trustee of the Plan to purchase up to 281,276 shares of Common Stock, based upon the value of the Plan assets at _________, 2007, and assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in stock units at the time of the stock offering. After the stock offering, participants will continue to be able to invest in the Stock Fund.

FSB Community Bankshares, Inc.’s prospectus, dated __________, 2007, is attached to this prospectus supplement. It contains detailed information regarding the offering of Common Stock and the financial condition, results of operations and business of Fairport Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus to which it is attached and keep both for future reference.

For a discussion of investment risks that you should consider, see “Risk Factors” beginning on page 20 of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by FSB Community Bankshares, Inc., in the stock offering, of stock units representing an interest in shares of Common Stock in the FSB Community Bankshares, Inc. Stock Fund of the Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. FSB Community Bankshares, Inc., Fairport Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock or stock units representing an ownership interest in Common Stock shall under any circumstances imply that there has been no change in the affairs of Fairport Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is __________, 2007.

TABLE OF CONTENTS

THE OFFERING	4
Securities Offered	4
Purchase Priorities	4
Allocation of Units	6
Composition of and Purpose of Stock Units	7
Value of Plan Assets	8
Election to Purchase Stock Units in the Stock Offering	8
How to Order Stock in the Offering Using 401(k) Plan Funds	8
Election Form Delivery	9
Irrevocability of Transfer Direction	9
Future Direction to Purchase Common Stock	9
Voting Rights of Common Stock	10
Questions?	10
DESCRIPTION OF THE PLAN	11
Introduction	11
Eligibility and Participation	11
Contributions under the Plan	11
Limitations on Contributions	12
Benefits Under the Plan	13
Withdrawals and Distributions from the Plan	13
Investment of Contributions and Account Balances	14
Performance History	16
Investment in Common Stock of FSB Community Bankshares, Inc.	20
Notice of Investment Diversification Rights	21
Administration of the Plan	22
Amendment and Termination	22
Merger, Consolidation or Transfer	23
Federal Income Tax Consequences	23
Additional Employee Retirement Income Security Act (“ERISA”) Considerations	24
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	25
Financial Information Regarding Plan Assets	25
LEGAL OPINION	26

THE OFFERING

Securities Offered	FSB Community Bankshares, Inc. is offering stock units in the Fairport Savings Bank 401(k) Savings Plan (the “Plan”). A stock unit represents indirect ownership of FSB Community Bankshares, Inc.’s common stock (“Common Stock”) through the FSB Community Bankshares, Inc. Stock Fund (“Stock Fund”). The Stock Fund is a new mutual fund that is being established under the Plan in connection with the stock offering. Initially, the Stock Fund will consist solely of Common Stock. After the closing of the stock offering, a portion of the Stock Fund will be maintained in cash in order to facilitate transaction costs and liquidity.

Given the purchase price of $10 per share in the stock offering, the Plan may acquire up to 281,276 shares of Common Stock in the stock offering through the Stock Fund. Only employees of Fairport Savings Bank may become participants in the Plan and only participants may purchase stock units in the Stock Fund. Your investment in stock units is subject to the purchase priorities contained in the FSB Community Bankshares, Inc. Stock Issuance Plan (the “Stock Issuance Plan”).

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of FSB Community Bankshares, Inc. is contained in the attached prospectus. The address of the principal executive office of FSB Community Bankshares, Inc. and Fairport Savings Bank is 45 South Main Street, Fairport, NY 14450.

Purchase Priorities
In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to the Stock Fund. The manner in which you make this election and transfer is discussed below under “Election to Purchase Stock Units in the Stock Offering.” All Plan participants are eligible to direct a transfer of funds to the Stock Fund. However, such directions are subject to the purchase priorities in the Stock Issuance Plan. The purchase priorities in the subscription offering are as follows:

(1) Eligible Account Holders, who are depositors with a deposit account(s) totaling $50.00 or more as of the close of business on December 31, 2005. This group has “Category One” purchase priority.

(2) Tax-Qualified Employee Benefit Plans of Fairport Savings Bank, including the 401(k) Plan and a new employee stock ownership plan (“ESOP”). This group has “Category Two” purchase priority. Category Two purchasers are permitted to purchase in the stock offering up to 4.9% of FSB Community Bankshares, Inc.’s outstanding shares of common stock upon completion of the stock offering. However, it is expected that the employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock upon completion of the stock offering (including shares issued to FSB Community Bankshares, MHC)., which leaves up to approximately 1% of the outstanding shares of common stock upon completion of the stock offering available for purchase by the 401(k) Plan. The 401(k) Plan will purchase as many shares of Common Stock as the Plan receives directions to purchase from participants, subject to this overall limit. Plan participants may purchase shares of Common Stock in the stock offering by timely directing the investment of their 401(k) Plan account into the Stock Fund using the “Special Election Form” that accompanies this Prospectus Supplement. See the instructions on the Special Election Form for more information.

(3) Supplemental Eligible Account Holders, who are depositors with deposit account(s) totaling $50.00 or more as of the close of business on March 31, 2007. This group has “Category Three” purchase priority.

(4) Other Members, who are (i) depositors whose deposit account(s) totaled $50 or more on ____________, and (ii) borrowers of the Bank as of January 14, 2005 who maintain such borrowings as of the close of business on _________, 2007). This group has “Category Four” purchase priority.

If you meet the requirements of subscription offering Categories One, Three or Four, you have rights to purchase stock in the offering separate from any rights that you have to purchase stock in the offering as a participant in the 401(k) Plan under Category Two. In other words, you may have rights to purchase under both Category Two and under Category One, Category Three and/or Category Four. Note that you may use your Category One, Category Three and/or Category Four priority to place an order to purchase stock in the offering, but the money to fund your purchase could come from your 401(k) Plan account. If you elect to purchase in that manner, the Common Stock that you purchase in the offering will be in the form of stock units in the Stock Fund and will be held inside the 401(k) Plan. Your purchase rights under Categories One, Three and Four are in addition to (and separate from) your right to purchase under Category Two.

If you are ineligible to purchase through Categories One, Three or Four, you still may purchase Common Stock in the offering by using your 401(k) Plan account to purchase stock units in the Stock Fund under Category Two. The Stock Fund is simply one additional investment alternative that will be available to you under the 401(k) Plan. If you choose not to direct the investment of your 401(k) Plan account balances towards the purchase of any stock units through the Stock Fund, your account balances will remain in the investment funds of the Plan as previously directed by you.

If you are eligible to subscribe for stock in the subscription offering through Categories One, Three or Four, you will receive a separate mailing, including a Stock Order Form. In addition to, or instead of, subscribing for stock units as a Plan participant, you may subscribe for stock outside of the Plan by completing the Stock Order Form and submitting it to the Stock Information Center by the deadline on the Stock Order Form.

Allocation of Units
The trustee of the Stock Fund will subscribe for Common Stock in the stock offering in accordance with your directions.  No later than the end of the offering period, _________, 2007, the amount that you have designated on the Special Election Form for the purchase of stock units in the Stock Fund will be removed from the various Plan investment accounts and transferred to the Stock Fund, pending the consummation of the stock offering.

If the offering is oversubscribed (i.e., there are more orders for Common Stock than shares available for sale in the offering), you may not receive all of your order. In that case, the amount that cannot be invested in Common Stock will remain in cash in the Stock Fund until you reallocate it to other Plan investments. As noted above, Category Two is permitted to purchase up to 4.9% of FSB Community Bankshares, Inc.’s outstanding shares of common stock upon completion of the stock offering (i.e., 102,900 shares at the midpoint of the offering range, or up to 136,085 shares at the supermaximum of the offering range), but 3.92% out of that 4.9% limit (i.e., 82,320 shares at the midpoint of the offering range, or up to 108,868 shares at the supermaximum of the offering range) is expected to be purchased by the new Employee Stock Ownership Plan (ESOP). That leaves up to approximately 1% of the Category Two limit (i.e., no more than 20,580 shares at the midpoint of the offering range, or up to 27,217 shares at the supermaximum of the offering range) available for purchase by 401(k) Plan participant accounts in Category Two. As noted above, stock purchased through the 401(k) Plan using priority purchase Categories One, Three or Four count against the limits of those categories (as described in the Stock Issuance Plan) and do not count against the Category Two limit.

In the event Plan participants purchasing through Category Two subscribe for more shares than the total number of shares available for purchase by the Plan under Category Two, the Plan trustee will allocate the total number of available shares among the Plan participants who subscribed to purchase stock units using an allocation formula. The formula may allocate a uniform number of shares to each participant who submits a purchase order, with any remaining shares allocated based on a ratio, where the numerator is the dollar value of the unfilled subscribing participant’s Plan account balance as of __________, 2007 and the denominator is the dollar value of all unfilled subscribing participants’ Plan account balances as of _________, 2007. That fraction would be multiplied by the total number of shares that remain available under Category Two if a uniform number of shares has been allocated to all participants who placed a stock purchase order under Category Two. The number of shares received by each participant would be the lesser of the calculated amount or the unfilled participant’s remaining unfilled subscription Category Two order.

If a participant subscribes to purchase Common Stock in the offering partly through his or her Category One status and partly through his or her Category Two status, any share subscribed for through his or her Category One status shall be subject to the allocation rules applicable to oversubscription of Category One and any shares subscribed for through his or her Category Two status shall be subject to the Category Two allocation rules described above.

To the extent a participant subscribes to purchase Common Stock in the stock offering entirely through Category One, but he or she is funding such Category One purchase through his or her 401(k) Plan account, the oversubscription of Category Two will have no effect on the individual because he or she is not purchasing Common Stock through Category Two. Any shares subscribed for through his or her Category One status shall be subject to the allocation rules applicable to oversubscription of Category One.

Composition of and Purpose of Stock Units
The Stock Fund is a new mutual fund being created inside the 401(k) Plan that will invest in the Common Stock of FSB Community Bankshares, Inc. The Stock Fund initially will consist solely of shares of Common Stock. A stock unit is a share of the Stock Fund. Each stock unit will be initially valued at $10. The Plan will permit Participants to trade shares of Common Stock in open market transactions through the Stock Fund upon completion of the stock offering. Following the stock offering, the Stock Fund may maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the Stock Fund. Following the stock offering, the value of each stock unit will be determined from time to time by dividing the total market value of the Common Stock and cash held by the Stock Fund by the total number of units held by all participants. The change in stock unit value will reflect the change in stock price, any cash dividends accrued and interest earned on the cash component of the Stock Fund, less any investment management fees. The market value and unit holdings of your account in the Stock Fund will be reported to you on your regular Plan participant statements.

Value of Plan Assets	As of _________, 2007, the market value of the assets of the Plan eligible to purchase Common Stock in the offering is approximately $___________.

Election to Purchase Stock Units in the Stock Offering
In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the FSB Community Bankshares, Inc. Stock Fund. The amount that you wish to invest in stock units will be transferred from the various Plan investment alternatives to the FSB Community Bankshares, Inc. Stock Fund pursuant to your direction on the Special Election Form. The trustee of the Plan will subscribe for FSB Community Bankshares, Inc. Common Stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. The prospectus describes maximum purchase limits for investors in the stock offering. See the prospectus section entitled “The Stock Offering,” which describes the maximum purchase limit pertaining to the aggregate of orders placed by an investor in the offering through and outside of the Plan. The trustee will pay $10.00 per stock unit, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings.

How to Order Stock in the Offering Using 401(k) Plan Funds
Enclosed is a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the FSB Community Bankshares, Inc. Stock Fund for the purchase of stock units in connection with the stock offering. If you wish to use all or part of your account balance in the Plan to purchase Common Stock issued in the stock offering, you should indicate that decision on the Special Election Form. In order to direct the Trustee to purchase stock units in the offering, you may complete your Special Election Form, indicating the dollar amount that you wish to have transferred from the various Plan investment funds into the FSB Community Bankshares, Inc. Stock Fund. Please note that you need not invest all the amounts that you have invested in the Plan in the FSB Community Bankshares, Inc. Stock Fund. You will file the Special Election Form with _______________, at __________________________. You must file the Special Election Form to be received no later than _____ p.m., Eastern Time (ET), on _________, __________, 2007. If you do not wish to make an election, you should check Box 6 in Section D on the reverse side of the Special Election Form and return the form to _____________as indicated above.

Election Form Delivery
To purchase shares using Plan funds, you may return your Special Election Form to ______________by hand delivery, mail or by faxing it to (___) ________, so long as it is received by the time specified. This return date is earlier than the deadline for purchases made outside of the Plan. In order to purchase shares outside the Plan, you must complete and return a Stock Order Form along with payment by check or by authorizing withdrawal from your Fairport Savings Bank deposit account(s) to the Stock Information Center no later than __________, Eastern Time, on ________, _________, 2007.

Irrevocability of Transfer Direction
You may not change your election to transfer amounts to the FSB Community Bankshares, Inc. Stock Fund in connection with the stock offering. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock units among all of the other investment funds on a daily basis.

Future Direction to Purchase Common Stock
You will be able to purchase stock units after the offering through your investment in the FSB Community Bankshares, Inc. Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the FSB Community Bankshares, Inc. Stock Fund. After the offering, to the extent that shares are available, the trustee of the Plan will acquire Common Stock at your election in open market transactions at the prevailing price, which may be more or less than $10.00 per share. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the FSB Community Bankshares, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of FSB Community Bankshares, Inc.

Voting Rights of Common Stock
The Plan provides that, after the offering, you may direct the trustee how to vote any shares of FSB Community Bankshares, Inc. Common Stock held by the FSB Community Bankshares, Inc. Stock Fund, and the interest in such shares that is credited to your account.  If the trustee does not receive your voting instructions, then the trustee will vote your shares in the same proportion as those shares for which the trustee received proper directions. All voting instructions will be kept confidential.

Questions?
If you have questions about placing an order using the Special Election Form, contact _____________, at (___) ________. If you have questions about the stock offering, contact the Stock Information Center at ______________.

DESCRIPTION OF THE PLAN

Introduction

Fairport Savings Bank adopted the Fairport Savings Bank 401(k) Plan effective August 1, 1973 (the “Plan”). The Plan is a tax-qualified plan, with a cash or deferred arrangement, established in accordance with the requirements under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Fairport Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Fairport Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which, by their terms, do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator at Fairport Savings Bank, 45 South Main Street, Fairport, NY 14450. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

Employees who are at least 21 years old and have completed at least six months of employment with Fairport Savings Bank are eligible to enter the Plan on the earliest date coincident with or next following the date on which the employee meets the age and employment requirements. Leased employees and independent contractors (or employees of independent contractors) are not eligible to participate in the Plan. The Plan year is the calendar year (the “Plan Year”).

As of __________, 2007, there were approximately ___ employees and former employees eligible to participate in the Plan.

Contributions under the Plan

401(k) Plan Contributions. You are permitted to defer on a pre-tax basis either a flat dollar amount or between 1% and 100% of your compensation (expressed in terms of whole percentages) for each payroll period, subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means wages, salaries and fees for professional services and other amounts received for personal services rendered in the course of employment to the extent such amounts are included in gross income, but excludes employer contributions to deferred compensation plans, distributions from deferred compensation plans, amounts realized upon the exercise of a non-statutory stock option or the vesting of restricted stock, or other amounts that receive special tax benefits. In 2007, the annual compensation of each participant taken into account under the Plan is limited to $225,000. Limits established by the Internal Revenue Service (“IRS”) are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code. You may elect to modify the amount contributed to the Plan on a monthly basis by filing a new elective deferral agreement with the Plan administrator.

Roth Elective Deferral Contributions. You are permitted under the 401(k) Plan to make “Roth elective deferral contributions” which are contributions that are made on an after-tax basis rather than a before-tax basis. Roth contributions will be accounted for separately under the 401(k) Plan from your before-tax salary reduction contributions, and are generally included in your taxable income in the year of contribution.

Employer Matching Contributions. The Plan is intended to be a “safe harbor” 401(k) Plan with respect to automatically satisfying certain IRS rules relating to nondiscrimination in the amount of contributions for highly compensated employees compared to nonhighly compensated employees. Accordingly, Fairport Savings Bank will make matching contributions to the Plan in an amount equal to the sum of 100% of the Participant’s annual elective deferrals that do not exceed 3% of the Participant’s Compensation. If you stop making elective deferrals for any period, Fairport Savings Bank will also stop making matching contributions for the same period.

Employer Discretionary Profit Sharing Contributions. Fairport Savings Bank may make a discretionary employer contribution to the 401(k) Plan each year. For 2006, Fairport Savings Bank made a contribution to the 401(k) Plan equal to 10% of each Participant’s compensation.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2007, the amount of your before-tax contributions may not exceed $15,500 per calendar year. This amount may be adjusted periodically by law, based on changes in the cost of living. In addition, if you are age 50 or older in 2007, you will be able to make a “catch-up” contribution of up to $5,000, in addition to the $15,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of elective deferrals and employer non-matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of elective deferrals and employer non-matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of FSB Community Bankshares, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $100,000. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the elective deferrals you have made under the Plan and to the 3% employer “safe harbor” contribution. Discretionary employer contributions credited to your account are subject to a 5-year graded vesting schedule pursuant to which such amounts vest in 20% increments after each completed year of service, beginning upon the completion of the first year of service, until a participant becomes 100% vested upon completion of 5 years of service. In addition, you will also become 100% vested in the employer contributions and earnings credited to your account upon your death, disability, early retirement (i.e., age 55 with 5 years of service) or normal retirement upon attainment of age 65.

Withdrawals and Distributions from the Plan

In-service withdrawals from your Plan account are not permitted under the Plan until you attain age 59½. Hardship withdrawals and loans are permitted under the Plan in special circumstances.

Withdrawal upon Termination of Employment. You may make withdrawals from your accounts at any time after you terminate employment.  If your vested account balance as of the date of your termination is less than $1,000, distribution will be made in a lump sum. If your accounts are equal to or more than $1,000 but do not exceed $5000, and you have not made any payment election, the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan with an affiliate of Principal Life Insurance Company designated by the Plan administrator.

Distribution due to Disability, Death or Retirement. If your termination of employment is due to normal, early or late retirement, death or disability, and your accounts exceed $5,000, distribution generally will be made upon your attainment of age 65 (or, if earlier, upon your early retirement date at age 55 with 5 years of service, or your disability), unless you elect to defer distribution to your late retirement date. Unless you elect an alternative form of distribution described below, your account generally will be distributed to you and your spouse in the form of a qualified joint and survivor annuity (QJSA), or if you are unmarried at the time distributions commence under the 401(k) Plan, distributions will be made to you in the form of a single life annuity with installment refund. In the event of your death before distributions commence, and you have been married during the one-year period ending on the date of your death, your account will be distributed to your surviving spouse in the form of a qualified pre-retirement survivor annuity (QPSA). With your spouse’s consent, you may elect to waive the QPSA or name somebody other than your spouse as beneficiary. Similarly, your spouse may waive the QPSA requirement and elect to have the benefits distributed under any of the optional forms of benefit described below. If you are not married at the time of your death or your spouse is not entitled to a QPSA, your account will be distributed in a single sum payment.

Alternatively, you may elect under the 401(k) Plan to receive your distribution in any of the following forms: (i) a straight life annuity; (ii) a single life annuity with a period certain of 5, 10 or 15 years; (iii) a single life annuity with installment refund; (iv) a survivorship life annuity with installment refund and survivor percentages of 50%, 66-2/3%, or 100%; (v) a fixed period annuity for any number of whole months not less than 60, and which does exceed your life expectancy based on IRS tables, and where the life expectancy is not recalculated; (vi) a full flexibility option (e.g., an optional form of benefit under which you receive a distribution each calendar year in an amount that you select of at least $1,000, and which is also subject to certain limitations under the tax laws; and (vii) a single sum payment. In the event of your death, you may also elect a distribution to your beneficiary as a single sum payment or in any of the foregoing optional forms of distribution, provided, however, that the full flexibility option is not available if your beneficiary is not your surviving spouse.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are either held in a group annuity contract, or in the Plan trust (the “Trust”) which is administered by the trustee appointed by Fairport Savings Bank’s Board of Directors.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one or more of the following options:

•	Large-Cap Value Separate Account-Stnd (AllianceBernstein LLP)

•	Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors)

•	Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.)

•	Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.)

•	Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.)

•	Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy)

•	Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors)

•	Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners)

•	Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt)

•	Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson)

•	Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors)

•	Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex)

•	Diversified International Separate Account-Stnd (Principal Global Investors)

•	Real Estate Securities Separate Account-Stnd (Principal Global Investors)

•	Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group)

•	Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group)

•	Russell LifePoints® Balanced Strategy Sep Acct-Standard (Russell Investment Group)

•	Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group)

•	Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group)

•	Stable Value Fund (Morley Financial Services, Inc.)

•	Bond and Mortgage Separate Account-Stnd (Principal Global Investors)

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, to invest all or a portion of your account in the FSB Community Bankshares, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction in connection with the stock offering, your contributions will be invested in the various investment alternatives that you designated until such time as you change your investment directions. You may apply different investment instructions to amounts already accumulated as opposed to future contributions. You may change your investment directions at any time by telephone or electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through February 28, 2007:

Performance
As of February 28, 2007

Stock Accounts	3 MONTH	1 YEAR	3 YEAR	5 YEAR	10 YEAR	SINCE INCEPTION
Large-Cap Value Separate Account-Stnd (AllianceBernstein LP)	1.63%	15.62%	10.94%	9.40%	N/A	8.63%

Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	0.84%	11.64%	8.76%	6.46%	7.24%	N/A

Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.)	0.87%	12.47%	8.99%	6.67%	N/A	4.12%

Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.)	-0.03%	5.78%	6.14%	3.64%	N/A	-0.94%

Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.)	1.61%	5.15%	6.96%	3.50%	N/A	-0.69%

Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy)	3.42%	13.29%	14.52%	13.77%	N/A	10.99%

Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	3.80%	9.41%	12.64%	11.50%	N/A	11.17%

Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners)	2.11%	1.47%	9.40%	9.09%	N/A	3.83%

Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt)	2.02%	8.81%	11.39%	11.29%	N/A	13.66%

Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson)	3.25%	13.35%	N/A	N/A	N/A	16.78%

Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	1.40%	8.34%	13.37%	12.62%	N/A	12.03%

Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex)	2.20%	3.13%	9.27%	10.21%	N/A	2.39%

Diversified International Separate Account-Stnd (Principal Global Investors)	3.96%	20.12%	23.04%	18.09%	8.63%	N/A

Real Estate Securities Separate Account-Stnd (Principal Global Investors)	4.17%	31.22%	27.60%	N/A	N/A	30.72%

Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group)	1.02%	6.17%	4.12%	4.53%	N/A	4.66%

Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group)	1.39%	8.17%	6.50%	6.50%	N/A	5.19%

Russell LifePoints® Balanced Strategy Sep Acct-Stnd (Russell Investment Group)	1.71%	10.26%	9.23%	8.73%	N/A	5.85%

Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group)	1.95%	11.76%	11.07%	9.73%	N/A	5.60%

Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group)	2.18%	13.44%	12.97%	10.68%	N/A	5.54%

Stable Value Fund (Morley Financial Services, Inc.)	1.01%	3.91%	3.58%	3.80%	N/A	4.73%

Bond and Mortgage Separate Account-Stnd (Principal Global Investors)	0.99%	5.75%	3.88%	5.31%	6.47%	N/A

The following is a description of each of the Plan’s investment options (excerpted from each option’s own description):

Large-Cap Value Separate Account-Stnd (AllianceBernstein LP). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Value index (as of December 31, 2006, this range was between approximately $1.3 billion and $446.9 billion)) at the time or purchase. It may invest up to 25% of its assets in securities of foreign companies.

Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with large market capitalizations with market capitalizations within the range of companies in the S&P 500 index (as of December 31, 2006 this range was between approximately $1.4 billion and $446.9 billion)) at the time of purchase.

Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Growth index (as of December 31, 2006, the range was between approximately $1.2 billion and $446.9 billion)) at the time of purchase. It also may invest up to 25% of total assets in foreign companies.

Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.). The investment seeks long-term grown of capital. The fund normally invests at least 80% of assets in equity securities of companies with market capitalizations within the range of companies in the Russell 1000 Growth index (as of December 31,2006, this range was between approximately $1.2 billion and $446.9 billion)) at the time of purchase. It invests less than 25% of total assets in foreign companies. The fund may also purchase futures and options.

Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with a medium market capitalization (whose market capitalizations similar to companies in the Russell Midcap Value index (as of December 31, 2006, this range was between approximately $1.3 billion and $19.3 billion) at the time of purchase. It may invest up to 25% of assets in securities of foreign companies.

Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 400 Index.

Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners). The investment seeks long-term growth of capital. The fund invests primarily in common stocks and other equity securities of U.S. companies with strong earnings-growth potential. It normally invests at least 80% of assets in companies with market capitalizations similar to those of companies in the Russell MidCap Growth index. It may invest in securities of companies that are diversified across economic sectors. The fund may invest up to 25% of assets in foreign securities.

Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt). The investment seeks long-term capital growth. The fund invests primarily in common stocks of small-capitalization companies. It normally invests at least 80% of assets in companies with market capitalizations similar to companies in the Russell 2000 Value index or $2 billion, whichever is greater, at the time of purchase. The fund may invest up to 25% of assets in foreign securities.

Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson). The investment seeks long-term growth of capital. The fund primarily invests at least 80% of net assets in equity securities of such small companies; those with market capitalizations similar to companies in the Russell 2000 Value index. The fund also invests up to 25% of assets in foreign securities. In selecting investments, Vaughan Nelson generally employ the value driven investment philosophy.

Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 600 Index.

Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with small market capitalizations (whose market capitalizations are equal to or smaller than the greater of $2.5 billion or the highest market capitalization of the companies in the Russell 2000 Growth index (as of December 31, 2006, this range was between approximately $39 million and $3.1 billion)) at the time of purchase. It may invest up to 25% of assets in securities of foreign companies.

Diversified International Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in companies in at least three different countries. It invests in securities of companies with their principal place of business or principal office outside of the United States; companies for which the principal securities trade on a foreign exchange; and companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from goods or services produced or sold outside of the United States. The Separate Account may invest securities of companies with small to medium market capitalizations.

Real Estate Securities Separate Account-Stnd (Principal Global Investors). The investment seeks to generate a total return. The fund normally invests at least 80% of net assets in equity securities of companies principally engaged in the real estate industry. A real estate company has at least 50% of assets, income or profits derived from products or services related to the real estate industry. Real estate companies include real estate investment trusts and companies with substantial real estate holdings such as paper, lumber, hotel and entertainment companies.

Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high levels of current income and low long-term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high current income and moderate long-term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Balanced Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks to provide above average capital appreciation and a moderate level of current income. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high long term capital appreciation and low current income. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group). The investment seeks high long term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. It normally invests at least 80% of assets in shares of equity underlying funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Stable Value Fund (Morley Financial Services, Inc.). The Principal Stable Value Fund seeks current income by investing primarily in insurance contracts issued by insurance companies, and investments from other financial institutions which offer stability of principal. It holds multiple duration securities with an average quality rating of AAA.

Bond and Mortgage Separate Account-Stnd (Principal Global Investors). The investment option invests primarily in intermediate-term, fixed-income investments such a public and private corporate bonds, commercial and residential mortgages, asset-backed securities and US government and agency-backed securities. Value is added primarily through sector allocation and security selection. The Separate Account may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

Investment in Common Stock of FSB Community Bankshares, Inc.

In connection with the offering, the Plan now offers the FSB Community Bankshares, Inc. Stock Fund as an additional choice to these investments options. The FSB Community Bankshares, Inc. Stock Fund invests primarily in the common stock of FSB Community Bankshares, Inc. In connection with the offering, you may direct the trustee to invest up to 100% of your Plan account in the FSB Community Bankshares, Inc. Stock Fund as a one-time special election. Subsequent to the offering, you may elect to invest all or a portion of your payroll deduction contributions in the FSB Community Bankshares, Inc. Stock Fund. Subsequent to the offering, you may also elect to transfer into the FSB Community Bankshares, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

The FSB Community Bankshares, Inc. Stock Fund consists primarily of investments in the Common Stock of FSB Community Bankshares, Inc. After the offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the FSB Community Bankshares, Inc. Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of Common Stock.

As of the date of this prospectus supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the FSB Community Bankshares, Inc. Stock Fund. Performance of the FSB Community Bankshares, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of FSB Community Bankshares, Inc. and Fairport Savings Bank and market conditions for the Common Stock generally.

Investments in the FSB Community Bankshares, Inc. Stock Fund involve special risks common to investments in the Common Stock.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 20 of the attached prospectus.

Notice of Investment Diversification Rights

The following notice is provided to you pursuant to applicable law.

Notice of Your Rights Concerning Employer Securities. This notice informs you of an important change in federal law that provides specific rights concerning investments in Common Stock. Because you may now and in the future have investments in Common Stock under the Plan through the FSB Community Bankshares, Inc. Stock Fund, you should take the time to read this notice carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in the FSB Community Bankshares, Inc. Stock Fund from that investment into other investment alternatives under the Plan. This right extends to all of the Common Stock held under the Plan. You may contact the person identified below for specific information regarding this legal right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the FSB Community Bankshares, Inc. Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerances for risk. Therefore, you should carefully consider the rights described in this notice and how these rights affect the amount of money that you invest in Common Stock through the Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

For More Information. If you have any questions about your rights under this new law, including how to make this election, contact Kevin Maroney, Fairport Savings Bank, Telephone: (585) 377-8970, extension 334. For more information on investing and diversification of retirement plan assets, please go to the Employee Benefits Security Administration website, which is located at http://www.dol.gov/ebsa/investing.html.

Administration of the Plan

The Trustee and Custodian. Plan assets other than the Common Stock are held in a group annuity contract, so those assets are not required to be held in a trust. The FSB Community Bankshares, Inc. Stock Fund will not be held as part of the group annuity contract and the Plan has retained Principal Financial Group to serve as trustee of the FSB Community Bankshares, Inc. Stock Fund.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan Administrator, Fairport Savings Bank. The address of the Plan Administrator is Fairport Savings Bank, Attn: Kevin Maroney, 45 South Main Street, Fairport, NY 14450; telephone: (585) 377-8970, extension 334. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA Sections 104 and 105.

Reports to Plan Participants. The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Fairport Savings Bank to continue the Plan indefinitely. Nevertheless, Fairport Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Fairport Savings Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Fairport Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer that is equal to the benefit that you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Fairport Savings Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Distributions of Roth Elective Deferral Contributions. A distribution from your Roth contribution account in the 401(k) Plan generally is not taxable to you provided that such distribution is made after the Roth elective contributions have been in the 401(k) Plan for at least 5 years, and the distribution is made after you reach age 59-1/2, or following your death or disability.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to the participant under the Plan. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution you have made to this Plan.

FSB Community Bankshares, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to the Common Stock; that is, the excess of the value of the Common Stock at the time of the distribution over its cost of the securities to the trust. The tax basis of the Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of the Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of the Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the IRS.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Other Distributions. If you elect an annuity form of distribution under the 401(k) Plan, you will be taxed on the distribution in the year in which you receive the distribution. Assuming that you have not made any after-tax contributions to the 401(k) Plan, each payment is ordinary income in the year received. To the extent that you have made after-tax contributions to the 401(k) Plan, you may be able to exclude a portion of each payment from current income.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Fairport Savings Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Common Stock, the regulations under ERISA section 404(c) require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as FSB Community Bankshares, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of FSB Community Bankshares, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported on a Form 4 within 2 business days after the change occurs. Insiders must file a Form 5 to report any transactions that should have been reported earlier on a Form 4 or were eligible for deferred reporting. If a Form 5 must be filed, it is due 45 days after the end of FSB Community Bankshares, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the FSB Community Bankshares, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of FSB Community Bankshares, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by FSB Community Bankshares, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of FSB Community Bankshares, Inc.’s Common Stock resulting from non-exempt purchases and sales of FSB Community Bankshares, Inc. Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the FSB Community Bankshares, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Audited financial information regarding the assets available for benefits for the year ended December 31, 2006 is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Fairport Savings Bank in connection with FSB Community Bankshares, Inc.’s stock offering.